UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)
Nevada	000-28025	86-0951473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
415 Madison Avenue, 15th Floor, New York, NY 10017
(Address of principal executive offices and Zip Code)
Registrant's telephone number, including area code	646.673.8435
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 4, 2008, we sold four units to four investors in a brokered private placement, at a purchase price of $50,000 per unit, raising gross proceeds of $200,000. Each unit consists of 500,000 shares of common stock and 500,000 share purchase warrants exercisable at $0.10 for a period of five years.

All the investors were accredited investors, and in selling these units we relied on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D promulgated thereunder.

In connection with this private placement, we will have paid a registered broker-dealer that acted as our agent in the sale of these securities aggregate cash placement agent compensation of $20,000 and issued it placement agent warrants to purchase an aggregate of 200,000 shares of common stock. Each placement agent warrant entitles the holder to purchase one share of common stock of our company at an exercise price of $0.10 for a period of five years on terms which are identical to the warrants included in the units. In addition, we paid the broker-dealer a non-accountable expense allowance of $6,000 and $5,583 towards the fees and expenses of its attorneys.

The broker-dealer is licensed with FINRA and a U.S. person and, in issuing the placement agent warrants we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Rule 506 of Regulation D promulgated thereunder.

Pursuant to the terms of a Registration Rights Agreement between our company and each investor in this private placement, we have agreed to register for resale by the investors and the agent all of the shares of common stock issuable upon exercise of the warrants and the agent’s warrants that we issued in this private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

/s/ Asi Shalgi

Asi Shalgi

President and CEO

November 20, 2008